NEWS RELEASE

     Allied Healthcare Products Announces Sale of Ventilator Division

     ST. LOUIS, Oct. 7 /PRNewswire/ -- Allied Healthcare Products, Inc. (Nasdaq:
AHPI) today announced that it has signed an agreement to sell the assets of Bear Medical Systems and its subsidiary BiCore Monitoring Systems, based in Riverside, California, to Thermo Electron Corporation (NYSE: TMO) for $37.5 million. The sale has been approved by the board of directors of both companies. The transaction is subject to a number of conditions, including clearance under the Hart-Scott-Rodino Act.

     Uma Aggarwal, president and chief executive officer, stated, "The sale enables Allied to focus on its core business and will allow the company to eliminate a significant portion of its term notes and repay all of its subordinated debt."

     In August 1997, Allied refinanced the company's debt through a new $46.0 million credit facility with Foothill Capital Corporation, a division of Norwest Bank and through the placement of $5.0 million in subordinated debt. Upon completion of the transaction, the Company believes it will have approximately $22.0 million in debt outstanding under the Foothill Capital Corporation credit facility.

     Allied Healthcare Products, Inc. is a leading manufacturer of respiratory therapy equipment, medical gas equipment and emergency medical products used in a wide range of hospital and alternate site settings.

SOURCE Allied Healthcare Products, Inc.
        -0-                                 10/07/97
     /CONTACT: Uma Nandan Aggarwal, President and CEO or Barry F. Baker, Chief Financial Officer, 314-771-2400, both of Allied Healthcare Products, Inc.; or Gary S. Maier of Pondel Parsons & Wilkinson, 310-207-9300/
        (AHPI TMO)